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Contacts

Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kira Gordon KMorrisPR (646) 243-4920 KiraGordon@earthlink.net

For Immediate Release

ImmunoGen Announces Initiation of Clinical Testing of AVE1642
Anticancer Compound in Collaboration with sanofi-aventis

- Event Triggers $2 Million Milestone Payment to ImmunoGen -

CAMBRIDGE, MA, October 4, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN) today announced that sanofi-aventis has initiated clinical testing of AVE1642, a therapeutic antibody that binds to the Insulin-like Growth Factor 1 Receptor (IGF-1R). This event triggers a $2 million milestone payment to ImmunoGen. AVE1642 is an anticancer compound that was developed by ImmunoGen and licensed to sanofi-aventis as part of a broader collaboration between the companies.

“Two compounds - AVE9633 and AVE1642 - created by ImmunoGen scientists are now in clinical testing through our collaboration with sanofi-aventis,” commented Mitchel Sayare, Chairman and CEO. “Additional anticancer agents are advancing toward the clinic through this collaboration, including the SAR3419 compound that ImmunoGen created for the treatment of B-cell malignancies.”

ImmunoGen and sanofi-aventis have an ongoing collaboration to discover, develop, and commercialize novel anticancer products using ImmunoGen’s antibody expertise as well as the Company’s Tumor-Activated Prodrug (TAP) technology. AVE1642 is an unconjugated or “naked” antibody that targets IGF-1R, a receptor that is overexpressed on many different cancers. AVE9633, a TAP compound, targets CD33 and is in clinical testing for the treatment of acute myeloid leukemia. SAR3419 is a CD19-targeting TAP compound that is in preclinical development for the treatment of B-cell malignancies including non-Hodgkin’s lymphoma.

For each compound in this collaboration, ImmunoGen is entitled to receive milestone payments that could potentially total $21.5 to $30 million plus royalties on sales. ImmunoGen also has certain co-promotion rights and receives manufacturing payments for preclinical and initial clinical materials made on behalf of sanofi-aventis. Additionally, the agreement provides ImmunoGen with committed funding for the course of the research collaboration between the two companies.

About ImmunoGen, Inc.
ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Five anticancer compounds are in clinical testing through ImmunoGen and the Company’s collaborators - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor, Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

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